Exhibit 10.9

RETIREMENT BENEFIT AGREEMENT

     This Retirement Benefit Agreement (the “Agreement”) is entered into as of the 31st day of December, 2004 (the “Effective Date”) by and between:

Mylan Laboratories Inc., a Pennsylvania corporation, with offices located at 1500 Corporate Drive, Canonsburg, PA 15317 (hereinafter referred to as “Mylan” or “Company”).

     and

     Stuart A. Williams, an executive officer of Mylan (hereinafter referred to as “Executive”).

     WHEREAS, Executive performs valuable services for the Company; and

     WHEREAS, in recognition of his continuing service to Mylan, the Company wishes to provide Executive with financial assistance with respect to retirement and in the event of his death;

     WITNESSETH THEREFORE that in consideration of the additional benefits provided for hereunder, the premises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive, intending to be legally bound, agree as follows:

I.	DEFINITIONS

Whenever used in the Agreement the following terms shall be defined as follows:

(a)	“Agreement” shall mean this Retirement Benefit Agreement which is entered into as of the 31st day of December, 2004.

(b)	“At-Will” shall mean with respect to the period of Executive’s employment with Mylan or any subsidiary thereof, that the Company is under no obligation to continue to employ Executive for any period of time, and can terminate his employment at any time without notice, subject to certain statutory and regulatory requirements, and if applicable, any contractual rights Executive may have; and that Executive is under no obligation to remain employed by the Company or any subsidiary thereof.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Change in Control” shall mean:

(1)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any of its subsidiaries, (ii) any acquisition by the Company or any of its subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary thereof, (iv) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor schedule); provided that, if any Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), then, for purposes of this paragraph, such Person shall be deemed to have first acquired, on the first date on which such Person becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by it on such date or (v) any acquisition pursuant to a transaction that complies with (3)(A), (3)(B) and (3)(C) below; or

(2)	Individuals who, as of Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, however, the term “Incumbent Board” as used in this Agreement shall not include any individual whose initial assumption of office occurs as a result of or an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who comprise the Incumbent Board immediately prior to such Business Combination constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially of the Company’s assets either directly or through one or more subsidiaries); or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g)	“Mylan” or “Company” shall mean Mylan Laboratories Inc. or any Successor thereof.

(h)	“NPV” shall mean the sum of the present value at any given time of the monthly benefits to be paid, using a discount rate equal to the long-term applicable federal rate then in effect (determined under Section 1274(d) of the Code), compounded semiannually. For purposes of calculating NPV where monthly benefits have not yet commenced, it shall be assumed that such benefits would have commenced at the earliest date such benefits could have commenced (i.e., at age 55, or if Executive has attained age 55, immediately).

(i)	“Party” or “Parties” shall mean the Company or Executive, or both the Company and Executive depending upon which term is required by the context in which it is used.

(j)	“Retire” or “Retirement” shall mean the day and date on which Executive’s employment with the Company is terminated by either Party for any reason other than Executive’s death.

(k)	“Successor” shall mean any person, partnership, limited partnership, joint-venture, corporation, trust or any other entity or organization who, subsequent to the Effective Date, comes into possession of or acquires, either directly or indirectly, all or substantially all of the Company’s business, assets or voting stock, or the right to direct the business activities and practices of the Company.

II.	RETIREMENT

2.1	Upon his Retirement from the Company after completion of at least ten or more continuous years of service (the “Full Vesting Date”), Executive shall receive an annual retirement benefit equal to one hundred and fifty thousand dollars ($150,000) for a period of fifteen (15) years (the “Retirement Benefit”); provided, however, that if Executive Retires on or after the completion of at least five years of continuous service and prior to the Full Vesting Date, Executive shall be entitled to receive a portion of the Retirement Benefit determined as follows (“Partial Retirement Benefit”):

(a)	If such termination occurs on or after five years of continuous service but prior to six years of continuous service, 50% of the Retirement Benefit;

(b)	If such termination occurs on or after six years of continuous service but prior to seven years of continuous service, 60% of the Retirement Benefit;

(c)	If such termination occurs on or after seven years of continuous service but prior to eight years of continuous service, 70% of the Retirement Benefit;

(d)	If such termination occurs on or eight years of continuous service but prior to nine years of continuous service, 80% of the Retirement Benefit;

(e)	If such termination occurs on or after nine years of continuous service but prior to the Full Vesting Date, 90% of the Retirement Benefit;

In computing years of service for purposes of this Section 2.1, a period between six full months of employment and one year shall be deemed to be one full year, and a period of less than six full months shall be deemed to be zero years.

2.2	The Retirement Benefit shall also become fully vested upon the occurrence of a Change in Control prior to the Full Vesting Date if Executive is employed by the Company or any subsidiary thereof immediately prior to the date upon which the Change in Control occurs.

2.3	Should Executive become unable to perform the material and substantial duties of his position prior to the Full Vesting Date by reason of a mental or physical incapacity, then, subject to receipt of the determination made pursuant to Section 2.4, Executive shall be fully vested in his Retirement Benefit. The date of receipt of such determination shall be considered the date on which the Retirement Benefit becomes fully vested.

2.4	The certification of a licensed physician selected by the Company as to Executive’s inability to perform the material and substantial duties of his position shall be conclusive with respect to his status regarding the application of Section 2.3 hereof.

2.5	Should Executive die while employed by the Company or any subsidiary thereof, Executive shall be fully vested in his Retirement Benefit, subject to Section 3.1 hereof.

2.6	Except as otherwise provided herein, the Company shall pay the amount due hereunder in equal or substantially equal monthly installments. Subject to Article X or as otherwise provided herein, the first payment of the Retirement Benefit or the Partial Retirement Benefit, as the case may be, shall be made on the first day of the month following the month in which Executive Retires (but in no event prior to Executive’s attainment of age 55), and each subsequent payment shall be made on the first day of each successive month until Company’s obligations with respect to such payments have been satisfied.

III.	DEATH BENEFIT

3.1	If, while employed by the Company or any subsidiary thereof, Executive dies prior to Retirement, the Company shall pay to Executive’s beneficiary, in a lump sum, the greater of (i) two times his then current annual base salary or (ii) the NPV of the Retirement Benefit (but not both).

3.2	If Executive Retires, and thereafter dies before having received the entire Retirement Benefit or Partial Retirement Benefit, as the case may be, the balance of the payments due thereunder shall be paid to Executive’s beneficiary in a lump sum payment equal to the NPV of the remaining payments.

IV.	CHANGE IN CONTROL

4.1	If Executive’s Retirement Benefit becomes vested as a result of a Change in Control pursuant to Section 2.2 hereof, then upon Executive’s Retirement on or after such Change in Control, Executive’s Retirement Benefit shall be paid to Executive in a lump sum payment equal to the NPV of the Retirement Benefit. Subject to Article X, such lump sum payment shall be paid to Executive as soon as practicable following Retirement.

4.2	If Executive Retires prior to the date of a Change in Control, then upon occurrence of a Change in Control prior to Executive’s receipt of the entire Retirement Benefit or Partial Retirement Benefit, as the case may be, the balance of the payments due hereunder shall be paid to Executive in a lump sum payment equal to the NPV of the remaining payments. Subject to Article X, such lump sum payment shall be paid to Executive as soon as practicable following the occurrence of the Change in Control.

4.3	Upon the occurrence of a Change in Control, Articles VII (Consulting Services) and VIII (Eligibility for Payment) hereof shall no longer be of any force and effect.

V.	SUCCESSORSHIP

This Agreement in its entirety shall be binding upon and enforceable against the Company and its Successors.

VI.	EXECUTIVE CONDUCT WITH RESPECT TO COMPETITORS

6.1	Executive agrees that he will not for a one year period commencing on the date of his Retirement, without the prior written consent of the Company, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stockholder, partner or otherwise, engage in or assist others to engage in or have any interest in any business which competes with the Company in any geographic area in which the

Company markets or has marketed its products during the year preceding Retirement; provided, however, that Executive shall not be subject to this Article VI, if after the occurrence of a Change in Control, the Company refuses, fails or disputes any payments to be made to Executive hereunder, whether or not Executive subsequently receives the payments contemplated by this Agreement.

6.2	Notwithstanding anything to the contrary set forth elsewhere herein, stock ownership in a competing business shall not be a breach of this Agreement, provided such stock is traded on a national exchange.

6.3	The Parties agree and acknowledge that the time, scope and geographic area and other provisions of this Agreement have been specifically negotiated by the Parties, and Executive specifically hereby agrees that such time, scope and geographic area and other provisions are reasonable under these circumstances. Executive further agrees that if, despite the express agreement of the Parties to this Agreement, a court should hold any portion of this Agreement unenforceable for any reason, the maximum restrictions of time, scope and geographic area reasonable under the circumstances, as determined by the court, will be substituted for the restrictions herein which such court may find to be unreasonable or unenforceable.

6.4	The Parties acknowledge that the breach of Section 6.1 will be such that the Company will not have an adequate remedy at law because the rights of the Company under this Agreement are of a specialized and unique character, and that immediate and irreparable damage will result to the Company if Executive breaches his obligations under Section 6.1. The Company may, in addition to any other remedies and damages available, seek an injunction to restrain any such breach. Executive represents and warrants that his expertise and capabilities are such that his obligations under Section 6.1 will not prevent him from earning a living.

VII.	CONSULTING SERVICES

7.1	During the five (5) year period beginning on the day following Executive’s Retirement he shall, at the request of the Company, act in the capacity of a consultant for the Company, performing such services as may be consistent with those performed by him during Executive’s employment. These services may be designated by the Board, or its authorized representative, and shall be reasonable in scope duration and frequency. In no case shall Executive be required to devote in excess of twenty (20) hours a month to the provision of consulting services hereunder.

7.2	The Company shall pay Executive for such consulting services an hourly rate to be determined by the Parties at such time, but not less than the rate of five hundred dollars ($500) per hour, payable monthly.

7.3	In addition to the foregoing, the Company shall reimburse Executive monthly for any and all out-of-pocket expenses incurred by Executive directly for the benefit of the business of the Company in the course of providing consulting services.

VIII.	ELIGIBILITY FOR PAYMENT

8.1	Any and all payments due hereunder may be denied if not already begun, or terminated if they have begun, if in the Company’s sole judgment Executive is either not eligible for such payments, or once such payments have begun is found to be or found to have been ineligible.

8.2	Executive shall not be eligible for any payments hereunder if the Company, in its sole discretion, finds that during or subsequent to his employment with the Company he:

(a)	breaches, or has breached any term, provision or obligation enumerated herein;

(b)	committed any act by commission or omission which materially and substantially adversely affects the Company’s business or reputation; or

(c)	is convicted of any violation of the Federal Food, Drug and Cosmetic Act, or the violation of any other statute of material relevance to the Company’s business.

8.3	Should Executive be paid any benefits hereunder and thereafter be found ineligible, or to have been ineligible, he must return to the Company that portion of the benefit paid to him for the period of his ineligibility.

IX.	NO PROMISE OF CONTINUED EMPLOYMENT

9.1	Executive acknowledges his employment with the Company is AT-WILL.

X.	SECTION 409A OF THE CODE

Notwithstanding anything to the contrary herein, if Executive is a Specified Employee (as defined in Section 409A of the Code) at the time he would otherwise be entitled to receive any payment hereunder, any such payment shall be delayed until the earliest date permitted by Section 409A(a)(2) of the Code.

XI.	RESTRICTION OF ALIENABILITY

Benefits payable to Executive or beneficiary shall not be subject to assignment, transfer, attachment, execution, garnishment, sequestration, or any other seizure under any legal or equitable process, whether on account of Executive’s or beneficiary’s act or by operation of the law.

XII.	CONTRACT ADMINISTRATOR

The Vice President of Human Resources, or other officer of Mylan designated by the Compensation Committee of the Company is hereby named the contract administrator for purposes of assuring compliance with the terms and conditions set forth herein.

XIII.	MODIFICATION

This Agreement may not be changed, amended or otherwise modified other than by a written statement; provided, such statement is signed by both Parties, expresses their intent to change the Agreement, and specifically describes such changes.

XIV.	HEADINGS

Except when referenced in the body of this Agreement article headings are set forth herein for the purpose of convenience only. Such headings shall not be considered or otherwise referred to when any question or issue arises with respect to the application or interpretation of any term or condition set forth herein.

XV.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which is to be considered an original, and taken together as one and the same document.

XVI.	GOVERNING LAW

Any an all actions between the Parties regarding the interpretation or application of any term or provision set forth herein shall be governed by and interpreted in accordance with the substantive laws, and not the law of conflicts, of the Commonwealth of Pennsylvania. The Company and Executive each do hereby respectively consent and agree that the courts of Commonwealth of Pennsylvania shall have jurisdiction, and venue shall properly lie with the courts of Commonwealth of Pennsylvania, with respect to any and all actions brought hereunder. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from Executive), to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest or disagreement (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. No obligation of the Company under this Agreement to pay Executive’s fees or expenses shall in any manner confer upon the Company any right to select or approve any of the attorneys or accountants engaged by Executive.

XVII.	SINGULAR OR PLURAL

The singular form of any noun or pronoun shall include the plural when the context in which such word is used is such that it is apparent the singular is intended to include the plural and vice versa.

XVIII.	ASSIGNMENT

The Agreement may not be assigned by either Party, without the written authorization of the other Party. A Successor shall not be considered an assignee for purposes of this Article.

XIX.	ENTIRE AGREEMENT

The terms and conditions set forth herein contain the entire agreement between the Company and Executive, and supersede any and all prior agreements or understandings (whether express or implied) between the Parties with respect to the matters set forth herein.

XX.	SURVIVAL

Except as otherwise provided herein, Articles VI and VII hereof shall survive any expiration or termination of this Agreement.

XXI.	TERM

The term of this Agreement shall begin on the Effective Date and shall end on the date on which Mylan makes the last payment to which it is obligated hereunder.

            IN WITNESS of their agreement to the terms and conditions set forth herein the Company and Executive have caused the following signatures to be affixed hereto, effective as of the date first set forth above:

MYLAN LABORATORIES INC.

BY:	/s/ Robert J. Coury	/s/ Stuart A. Williams

	Robert J. Coury	Stuart A. Williams
Vice Chairman and CEO